Exhibit 99.2

Express Scripts Appoints James M. Havel Chief Financial Officer

ST. LOUIS, (Oct. 24, 2017) – Express Scripts Holding Company (NASDAQ: ESRX) today announced that James M. Havel, who previously served as Express Scripts’ Executive Vice President, has been named Executive Vice President and Chief Financial Officer, effective October 25, 2017. Eric Slusser, Executive Vice President and Chief Financial Officer, is leaving the Company to pursue other opportunities, but will stay with the Company through the first quarter of 2018 in order to ensure a smooth transition.

“We are pleased to have a professional with Jim Havel’s financial and operational expertise, as well as proven experience with Express Scripts, to lead our finance function and manage a seamless transition,” said Tim Wentworth, Chief Executive Officer and President of Express Scripts. “Given our Enterprise Value Initiative, the eviCore transaction and the dynamic nature of our industry, we are fortunate to have someone in the CFO position who understands our business and can make an immediate contribution. Jim is that person.”

Wentworth thanked Slusser for his leadership and his contributions to the company’s success. “Eric has been a strong steward of our shareholders’ financial resources and played an integral role in developing our Enterprise Value Initiative and the eviCore transaction,” he added. “More importantly, Eric built out a strong finance team that has laid a solid foundation for our long-term success.”

Havel joined Express Scripts in January 2015 and served as the Company’s Interim Chief Financial Officer until September 2015. Before joining Express Scripts, Havel served as Chief Financial Officer of Major Brands Holdings, a privately-held beverage distribution company. He also spent over 34 years with Ernst & Young LLP, where he began his career in 1976. During his time with Ernst & Young LLP, Havel served as an audit partner and in a number of firm leadership roles, including as managing partner of two different offices. Havel is a member of the board of directors of Enterprise Financial Services Corp. and is a Certified Public Accountant.

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

Investor Contact

Ben Bier

314-810-3115

Investor.relations@express-scripts.com

Media Contact

Phil Blando 202-258-4978

pjblando@express-scripts.com

Media Contacts

Phil Blando

314-684-6514

pjblando@express-scripts.com

Jennifer Luddy

201-269-6402

jennifer_luddy@express-scripts.com